Verso Appoints Industry Veteran as Senior Vice President, Strategic Initiatives

ATLANTA — (November 22, 2004) — Verso Technologies, Inc. (Nasdaq: VRSO), an integrated communications solutions company, today announced that Monty Bannerman has joined the company as Senior Vice President, Strategic Initiatives.

As a member of the senior management team, Bannerman will be responsible for every aspect of customer interaction at Verso. This includes developing and implementing the company’s strategic market initiatives and establishing new partnerships and enhancing existing ones.

With over 25 years of industry experience, Bannerman has direct experience in nearly every sector of the telecommunications industry and has been engaged in the early introduction of digital and Internet technologies and services throughout the world.

In 1979, as a National Account Manager at Bell Canada, Bannerman participated in the introduction of the first digital switching and packet network systems to national and international corporations. In 1983, Bannerman joined Bell Canada International to assist Nortel Networks in the global market development of Nortel’s new DMS central office switching and SL-10 packet network products. In 1993, Bannerman founded DSP.NET, one of the first commercial ISPs in northern California. In 1996, he founded IXS.NET, which developed and deployed one of the first integrated VOIP network platforms in Asia providing services in China, Taiwan and Hong Kong.

In early 2000, Bannerman joined Terremark Worldwide as Chief Technical Officer, where he led the teams responsible for the design, implementation and operation of the Network Access Point (NAP) of the Americas, the fifth tier-one NAP in the world. The NAP of the Americas is the primary interconnection and peering facility for 165 of the largest domestic and international service providers in the world. Bannerman has also been actively consulting with several other communications companies with a focus on strategic planning and business development.

“Monty was a pioneer of the last great telecommunications paradigm shift which began in the early 1980s,” commented Steve Odom, Chairman and Chief Executive Officer of Verso. “Northern Telecom, which was then Bell Canada’s Northern Electric division, introduced the first digital central office at the time, and Monty was instrumental in the success of introducing and engineering the deployment of the technology throughout the world. Initially, the acceptance was gradual. However the value proposition was too great to ignore because of a smaller footprint, lower operating cost and additional revenue generating features. The industry is now embarking on a new paradigm shift with next generation VOIP technology analogous to what happened in the early 1980s. Verso’s softswitching technology also provides a much smaller footprint, significantly lower operating costs, and many new revenue generating features. We are extremely fortunate to have someone with Monty’s background in pioneering technology join our team and we look forward to his ability to leverage his vast contacts and relationships around the world.”

In connection with Bannerman’s appointment and as an inducement for him to serve as the company’s Senior Vice President, the company’s independent compensation committee approved granting him ten-year non-qualified options to purchase 250,000 shares of the company’s common stock, which have an exercise price of $.69 per share (the closing price on November 18, 2004). The options will vest over four years.

About Verso Technologies

Verso is a leading provider of next generation communication solutions for carriers and enterprises that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 120 countries. For more information, contact Verso at www.verso.com or call (678) 589-3500.

Forward Looking Statements

Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe”, “expect”, “anticipate”, “intend”, “will”, and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

Investor Contact:

Monish Bahl
Director of Investor Relations
Verso Technologies, Inc.
(678) 589-3579
Monish.Bahl@verso.com